Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2013, (except for Note 14, as to which the date is September 12, 2013), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-190226) and related Prospectus of Foundation Medicine, Inc. dated September 12, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 12, 2013